Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release		Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

REACHES 100TH COMMUNITY MILESTONE

Acquisition of Two Communities for $32.8 Million;

Increases CFFO $0.07 per share

DALLAS – (BUSINESS WIRE) – December 21, 2012 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced a significant milestone for the Company with the acquisition of its 100th community. The Company is completing the acquisition of an additional senior living community; the purchase price for the two communities totals $32.8 million. These communities are in Missouri and Ohio, enhancing the Company’s existing operations in these states. The levels of care offered at these communities include independent living, assisted living and memory care. The two communities are being financed with approximately $24.6 million of 10-year fixed rate debt that is non-recourse to the Company with a blended interest rate of 4.40%.

Highlights of these transactions include:

•	Additional Cash From Facility Operations (“CFFO”) of $1.8 million, or $0.07 per share.

•	Incremental earnings of $1.1 million, or $0.04 per share.

•	Increases annual revenue by approximately $9.2 million.

•	Average occupancy approximately 91%.

•	Average monthly rents are approximately $2,900.

With the closing of these two communities, the Company will have completed in 2012 the acquisition of 17 communities for a combined purchase price of $181.3 million. These communities are expected to generate $0.34 of CFFO and 18% cash-on-cash return on invested capital in the first 12 months of ownership.

The Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in regions with extensive existing operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire additional communities in the first quarter of 2013.

“We take great pride in achieving this milestone of 100 communities for the Company, our residents and our shareholders,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “These acquisitions continue the successful execution of our strategic plan for accretive growth and significantly enhance shareholder value. We continue our geographic concentration by acquiring high-quality senior living communities in existing markets that generate meaningful increases in CFFO and earnings. Our competitive strengths enable us to execute on attractive acquisitions and benefit from historically low interest rates. The exceptional returns generated by these acquisitions complement the positive results we are achieving in our operations with increases in occupancy and average monthly rents. As the value leader in providing quality seniors housing and care at reasonable prices, we are well positioned to make further gains as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply and a recovering housing market.”

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. With these transactions, the Company will operate 101 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 13,600 residents.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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